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                                                      EXHIBIT 3.11

                    ARTICLES OF INCORPORATION

                               OF

                 QUALITY SNAX OF MARYLAND, INC.


THIS IS TO CERTIFY:

     FIRST:    That we, the subscribers, William B. Cavanaugh,
whose post office address is 9819 Cherry Tree Lane, Silver Spring, Maryland, John G. Harrison whose post office address is 42 Maple Drive, Accokeek, Maryland, and Carol J. Cavanaugh, whose post office address is 9819 Cherry Tree Lane, Silver Spring, Maryland, all being of full legal age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves with the intention of forming a corporation.

     SECOND:   The name of the Corporation is 'Quality Snax of
Maryland, Inc.'

     THIRD:    The purposes for which the Corporation is formed and
the business or objects to be carried on and promoted by it are as follows:

     (A) To engage in the business of buying, selling, dealing in, and distributing at wholesale potato chips, pretzels, snack foods and other foods of other nature and description of all kinds. To purchase, buy, sell, exchange, process, market, export, import, handle, store, distribute, and otherwise generally deal in any and all articles of foods at wholesale; to acquire, construct, establish, maintain, operate or sell or dispose of warehouses, depots and gathering and delivery routes and systems for such purposes.

     (B) To own, operate, and carry on a transportation business as a private, contract, or common carrier of any means of transportation whatsoever; to engage and participate in any trading or transportation business of any kind or character whatsoever; to build, purchase, mortgage, equip, and operate any buildings, structures, warehouses, or facilities, either for its own use and occupancy or for renting, leasing, letting, and operating to others; and to do any and every act or acts, thing or things necessary or incident to, growing out of, or connected with the usual conduct of such businesses, or any of them, or of any part or parts thereof, for the accomplishment of any of such purposes.

     (C) To enter into, perform and carry out contracts of any kind necessary or incidental to the accomplishment of any one or more of the purposes of the corporation.

     (D) To carry out all or any part of the aforesaid objects and purposes, and to conduct its business in all or any of its

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branches, in any or all states, territories, districts and
possessions of the United States of America and in foreign countries; and to maintain offices and agencies in any and all states, territories, districts, and possessions of the United States of America and in foreign countries.

     (E) To engage in and carry on any other business which may conveniently be conducted in conjunction with any business of the Corporation.

          The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent and construed as powers as well as objects and purposes.

          The Corporation shall be authorized to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

     FOURTH:   The post office address of the place at which the
principal office of the Corporation in this State will be located is 9819 Cherry Tree Lane, Silver Spring, Montgomery County, Maryland 20901. The resident agent of the Corporation is William
B. Cavanaugh. Said resident agent is a citizen of the State of Maryland and actually resides therein at 9819 Cherry Tree Lane, Silver Spring, Montgomery County, Maryland, 20901.

     FIFTH:    The Corporation shall not have less than three (3)
nor more than five (5) directors.

     SIXTH:    The total amount of the authorized capital stock of
the Corporation is one thousand (1,000) shares without nominal or par value.

     SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

     (A) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the by-laws of the Corporation.

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     (B)  The Board of Directors shall have power to determine from time to time whether and to what extent and at which times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them shall be open to the inspection of the stockholders, except as otherwise provided by statute or by the by-laws; and, except as so provided, no stockholder shall have any right to inspect any book, account, or document of the Corporation unless authorized to so do by resolution of the Board of Directors.

     (C) Any contract, transaction or act of the Corporation or of the directors which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting or at any special meeting called for such purposes shall, so far as permitted by law, be as valid and as binding as though ratified by every stockholder of the Corporation.

     (D) Unless the by-laws otherwise provide, any officer or employee of the Corporation (other than a director) may be removed at any time with or without cause by the Board of Directors or by any committee or superior officers upon whom such power of removal may be conferred by the by-laws or by authority of the Board of Directors.

     (E) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms of any of its outstanding stock by classification, reclassification, or otherwise; but no such amendment which changes the terms of any of the outstanding stock shall be valid unless such change in the terms thereof shall have been authorized by the holders of fifty-one percent (51%) of the shares of such stock at the time outstanding, by a vote at a meeting or in writing with or without a meeting.

     EIGHTH:   The duration of the Corporation shall be perpetual.

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